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                                                             EXHIBIT (h)(47)(a)

Rule 22c-2 Information Sharing and Restricted Trading Agreement

AGREEMENT entered into as of April 16, 2007, or such other compliance date mandated by Rule 22c-2 of the Investment Company Act of 1940 ("Rule 22c-2"), whichever shall last occur, by and between Fidelity Distributors Corporation ("Fund Agent") and THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK ("Intermediary").

This Agreement is an addendum to the Participation Agreement between Fund Agent and Intermediary. This Agreement changes the terms of the Participation Agreement only to the extent specifically so required by this Agreement.

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

"Shareholders" shall mean those contract or policy owners of the Intermediary who maintain an interest in an Account with the mutual funds of Fund Agent (the "Funds"). The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940./1/

"Shares" shall mean the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

"Written" shall include electronic writings and facsimile transmissions.

WHEREAS, the Intermediary offers or otherwise makes available the Funds to or for contract and/or policy owners of Intermediary;

WHEREAS, pursuant to Rule 22c-2, Fund Agent is required to enter into a shareholder information agreement with every intermediary who holds shares of the Funds in omnibus accounts and submits orders directly to Fund Agent's transfer agent or to a registered clearing agency;

WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Fund Agent and Intermediary in accordance with Rule 22c-2; and

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/1/  As defined in SEC Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

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WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned and each such entity shall be either a Fund Agent or Intermediary for purposes of this Agreement (the Fund Agent and the Intermediary shall be collectively referred to herein as the "Parties" and individually as a "Party");

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Fund Agent and Intermediary hereby agree as follows:

Shareholder Information

1. Agreement to Provide Information. Intermediary agrees to provide the Fund Agent, upon written request, the taxpayer identification number ("TIN"), or an equivalent identifying number such as a contract or policy identification number, of any or all Shareholder(s) of the Funds, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an Account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund or its designee, Intermediary shall only be required to provide the information in regard to transactions that are initiated or directed by the Shareholder, and shall not be required to provide information in regard to transactions that are executed automatically by the Intermediary, such transactions resulting from dollar cost averaging programs, automatic rebalancing programs, periodic deduction of fees, and redemptions pursuant to a systematic withdrawal plan. Upon further request by the Fund, Intermediary agrees to determine promptly whether any investment professionals are associated with any Shareholder(s) account which has been identified by the Fund as having violated policies established by the Fund. Intermediary agrees to notify Underwriter if any investment professional associated with the account was associated with other accounts that have been identified by the Fund as having violated policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

Shareholder Information requests must be directed to the Intermediary's representatives at a mutually agreed upon address Fund Agent shall initiate any request for information as described above in writing.

1.1 Period Covered by Request. Requests must set forth a specific period to be examined, not to exceed 180 days from the date of the request, and which shall cover a period ending no earlier than 10 business days preceding Intermediary's receipt of the written request. The Fund may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

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1.2 Timing of Requests. Notwithstanding paragraph 1.1 above, Fund requests for
Shareholder information shall be made no more frequently than monthly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purposes of eliminating or reducing any dilution of the values of the outstanding shares issued by the Fund.

1.3 Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days after receipt of a request. If the requested information is not on the Intermediary's books and records, Intermediary agrees to provide or arrange to provide to the Fund the requested information from Shareholders who hold an account with an indirect intermediary Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Parties.

1.4 Limitations on Use of Information. The Fund agrees not to use the Shareholder Information received for any purpose (i) other than as necessary to comply with the provisions of Rule 22c-2, nor (ii) for any purpose not permitted under the privacy provisions of Title V of the Gramm-Leach-Bliley Act and comparable state laws, including, but not limited to marketing or any other similar purpose without the prior written consent of Intermediary.

2. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Fund Agent as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's Account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Restriction of Trading requests must be directed to the Intermediary's representatives at a mutually agreed upon address.

2.1 Form of Instructions for Restriction of Trading. Restriction of trading instructions must include the TIN or an equivalent identifying number of the Shareholder(s) or Account(s) or other agreed upon information to which the instruction relates.

2.2 Timing of Response. Intermediary agrees to use its best efforts to execute Fund Agent's instructions as soon as reasonably practicable, but not later than 10 business days after Fund Agent's instructions are received by the Intermediary.

2.3 Confirmation by Intermediary. Intermediary will provide confirmation to Fund Agent that Fund Agent's instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but no later than ten business days after the instructions have been executed.

In all other respects, this Agreement is controlled by the Participation Agreement between the Parties.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

FIDELITY DISTRIBUTORS CORPORATION

By:
       --------------------------       Attest: --------------------------

Name:
       --------------------------       Name:   --------------------------

Title:
       --------------------------       Title:  --------------------------

THE UNITED STATES LIFE INSURANCE
COMPANY IN THE CITY OF NEW YORK

By:
       --------------------------       Attest: --------------------------

Name:
       --------------------------       Name:   --------------------------

Title:
       --------------------------       Title:  --------------------------
                                        (Seal)

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                                  Appendix A

                      Representatives of the Intermediary

Requests for Shareholder Information or Trading Restrictions must be directed to:

   Jennifer Powell
   Senior Counsel
   AIG American General
   2929 Allen Parkway, A30-25
   Houston, TX 77019
   (713) 831-4954

and to:

   Michael McArthur
   Variable Products Accounting
   AIG American General
   2727-A Allen Parkway
   Houston, TX 77019
   (713) 831-3504